Esmeralda Swartz

Avici Systems

(978) 964-2000

eswartz@avici.com

Laura Borgstede

Calysto Communications for Avici

404-266-2060 x.11

Lborgstede@calysto.com

AVICI SYSTEMS SELECTED BY AT&T FOR EXPANSION IN

WORLD’S FIRST CONVERGED IP/MPLS BACKBONE

Avici Systems Signs Purchase Agreement Focused on AT&T’s Core Network Transformation

N. Billerica, MA, September 27, 2004 — Avici Systems (NASDAQ: AVCI), today announced that AT&T has signed a purchase agreement for expansion of the AT&T IP (Internet Protocol) backbone, extending AT&T’s existing relationship since 2000 with Avici Systems. This agreement enables AT&T to accelerate its network transformation by leveraging Avici’s advanced technology and highly scaleable platform to provide new services to customers across a single IP/ Multi-Protocol Label Switching (MPLS) backbone dramatically reducing costs and improving service delivery.

“AT&T today leads the industry with one of the largest and most reliable IP networks in the world. Our commitment to converge multiple networks to a single cohesive worldwide backbone using the most advanced technology is enabling AT&T to dramatically lower our cost structure and accelerate the time to market for new and compelling services that are integrated and interoperable across multiple technologies and applications,” said Hossein Eslambolchi, president of AT&T Global Networking Technology Services. “Avici’s carrier-grade modular solutions support AT&T’s open and flexible architecture, so customers can evolve their networks at their own pace and take advantage of AT&T’s advanced integrated services portfolio.”

Avici delivers carrier-class routers with state-of-the-art technologies including:

In-Service Scalability for Cost-Effective Network Expansion and Operation–Ability to scale hardware and software incrementally to terabits of capacity, maximizing the number of revenue-generating ports and decreasing the cost of new capacity additions. Avici routers have in-service scalability to multi-chassis systems, extending the product lifecycle and supporting the rapid expansion of new IP-based services;

Telco-Grade Reliability–Avici’s NSR™ Non-Stop Routing technology delivers Telco-grade availability in a single router to support mission critical services. NSR provides unique protection in the event of a protocol restart or control processor failure and enables in-service software upgrades, increasing the service availability required to meet customer Service Level Agreements (SLAs);

Reduced Network Cost and Complexity–Avici platforms are redefining carrier economics by delivering the reliability and scalability to support premium real-time services on IP and reducing the total number of networks. The Avici IP/MPLS routing platform extends the network lifecycle and reduces long-term capital and operational costs by transforming today’s complex multi-tiered networks into simple, scalable, and reliable foundations.

“As carriers consolidate networks and the traffic mix expands beyond best effort IP, the IP/MPLS core must support a wide variety of service types and address the inefficiencies of previous generation routers,” said Kevin Mitchell, Directing Analyst Infonetics Research. “AT&T had the vision four years ago to build a highly reliable and scalable IP network based on Avici routers and this announcement re-affirms that it is still the right decision.”

“We are very excited about the continued relationship with AT&T and look forward to the ongoing teamwork with them as they lead the industry in transforming their networks around a robust and reliable IP core network,” said Steve Kaufman, president and CEO of Avici Systems. “Avici’s new generation carrier-class platform is designed to help carriers around the world deliver cost effective, scalable, reliable service offerings.”

Routers used for the initial buildout of the Internet were originally designed for enterprise applications and required frequent capacity upgrades, contributing to high capital and operational costs and low profitability for IP services. Traditional routers are less reliable than traditional carrier equipment and provide less than 99.999% availability required to support services such as VoIP. Carrier customers today will no longer tolerate best-effort IP networks that suffer from frequent service outages.

Avici has distinguished itself in the industry through a consistent focus on carrier-class routing with its TSR®, SSR™, and QSR™ platforms. These platforms dramatically simplify the PoP by matching the longevity and the reliability of the Class 4/5 switch with attributes such as 99.999% availability, in-service upgrades, multi-generational investment protection, and modular scalability built in from the beginning.

About Avici Systems

Avici Systems Inc., headquartered in North Billerica, Mass., is a leading provider of purpose-built carrier-class routing solutions for the Internet. Avici’s family of routers is designed to meet carrier requirements for the highest scalability, reliability and network availability, while lowering the total cost of building and operating their networks. The company’s routing systems provide new IP solutions to some of the world’s leading service providers. For more information, please visit us at www.avici.com.

This release contains information about Avici’s future expectations, plans, and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word “will”, “expected” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, market acceptance of Avici products, services and enhancements, customer purchasing patterns and commitments, development of the market place, product development and enhancement, intensity of competition of other vendors, technological changes and other risks set forth in Avici’s filings with the Securities and Exchange Commission.